EXHIBIT 97.1

DERMATA THERAPEUTICS, INC.

COMPENSATION RECOVERY POLICY

(Adopted and approved on September 26, 2023, and effective as of December 1, 2023)

1. Purpose

Dermata Therapeutics, Inc. (the “Company”) is committed to promoting high standards of honest and ethical business conduct and compliance with applicable laws, rules and regulations. As part of this commitment, the Company has adopted this Compensation Recovery Policy (this “Policy”). This Policy is designed to comply with the requirements of Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated thereunder and the rules of the national securities exchange on which the Company’s securities are traded and explains when the Company will pursue recovery of Incentive Compensation awarded or paid to a Covered Person. Please refer to Exhibit A attached hereto (the “Definitions Exhibit”) for the definitions of capitalized terms used throughout this Policy.

2. Recovery of Recoverable Incentive Compensation

In the event of a Restatement, the Company will pursue, reasonably promptly, recovery of all Recoverable Incentive Compensation from a Covered Person without regard to such Covered Person’s individual knowledge or responsibility related to the Restatement.  Notwithstanding the foregoing, if the Company is otherwise required by this Policy to undertake a Restatement, the Company will not be required to recover the Recoverable Incentive Compensation if the Compensation Committee determines, after exercising a normal due process review of all the relevant facts and circumstances, that (a) a Recovery Exception exists and (b) it would be impracticable to seek such recovery under such facts and circumstances.

If such Recoverable Incentive Compensation was not awarded or paid on a formulaic basis, the Company will pursue recovery of the amount that the Compensation Committee determines in good faith should be recovered.

3. Other Actions

The Compensation Committee may, subject to applicable law, pursue recovery of Recoverable Incentive Compensation in the manner it chooses, including by pursuing reimbursement from the Covered Person of all or part of the compensation awarded or paid, by electing to withhold unpaid compensation, by set-off, or by rescinding or canceling unvested stock or option awards.

In the reasonable exercise of its business judgment under this Policy, the Compensation Committee may in its sole discretion determine whether and to what extent additional action is appropriate to address the circumstances surrounding a Restatement to minimize the likelihood of any recurrence and to impose such other discipline as it deems appropriate.

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4. No Indemnification or Reimbursement

As required by applicable law, notwithstanding the terms of any other policy, program, agreement or arrangement, in no event will the Company or any of its affiliates indemnify or reimburse a Covered Person for any loss of Recoverable Incentive Compensation under this Policy and, to the extent prohibited by law, neither the Company nor any of its affiliates will pay premiums on any insurance policy that would cover a Covered Person’s potential obligations with respect to Recoverable Incentive Compensation under this Policy.

5. Administration of Policy

The Compensation Committee will have full authority to administer this Policy. The Compensation Committee will, subject to the provisions of this Policy and Rule 10D-1 of the Exchange Act, and the Company’s applicable exchange listing standards, make such determinations and interpretations and take such actions in connection with this Policy as it deems necessary, appropriate or advisable. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act, Rule 10D-1 thereunder and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s securities are listed. All determinations and interpretations made by the Compensation Committee will be final, binding and conclusive.

6. Other Claims and Rights

The requirements of this Policy are in addition to, and not in lieu of, any legal and equitable claims the Company or any of its affiliates may have or any actions that may be imposed by law enforcement agencies, regulators, administrative bodies, or other authorities. Further, the exercise by the Compensation Committee of any rights pursuant to this Policy will not impact any other rights that the Company or any of its affiliates may have with respect to any Covered Person subject to this Policy.

7. Acknowledgement by Covered Persons; Condition to Eligibility for Incentive Compensation

The Company will provide notice and seek acknowledgement of this Policy from each Covered Person, provided that the failure to provide such notice or obtain such acknowledgement will have no impact on the applicability or enforceability of this Policy.  After the Effective Date (and also with respect to any Incentive Compensation Received on or after October 2, 2023 pursuant to a preexisting contract or arrangement), any grant of Incentive Compensation to a Covered Person will be deemed to have been made subject to the terms of this Policy, whether or not such Policy is specifically referenced in the documentation relating to such grant and this Policy shall be deemed to constitute an integral part of the terms of any such grant. All Incentive Compensation subject to this Policy will remain subject to this policy, even if already paid, until the Policy ceases to apply to such Incentive Compensation and any other vesting conditions applicable to such Incentive Compensation are satisfied.

8. Amendment; Termination

The Board or the Compensation Committee may amend or terminate this Policy at any time.  In the event that Section 10D of the Exchange Act, Rule 10D-1 thereunder or the rules of the national securities exchange on which the Company’s securities are traded are modified or supplemented, whether by law, regulation or legal interpretation, such modification or supplement shall be deemed to modify or supplement this Policy to the maximum extent permitted by applicable law.

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9. Effectiveness

Except as otherwise determined in writing by the Compensation Committee, this Policy will apply to any Incentive Compensation that is Received by a Covered Person on or after the Effective Date. This Policy will survive and continue notwithstanding any termination of a Covered Person’s employment with the Company and its affiliates.

10. Successors

This Policy shall be binding and enforceable against all Covered Persons and their successors, beneficiaries, heirs, executors, administrators, or other legal representatives.

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Exhibit A

DERMATA THERAPEUTICS, INC.

COMPENSATION RECOVERY POLICY

DEFINITIONS EXHIBIT

“Applicable Period” means the three completed fiscal years of the Company immediately preceding the earlier of (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes (or reasonably should have concluded) that a Restatement is required or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement. The “Applicable Period” also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence.

“Board” means the Board of Directors of the Company.

“Compensation Committee” means the Company’s committee of independent directors responsible for executive compensation decisions, or in the absence of such a committee, a majority of the independent directors serving on the Board.

“Covered Person” means any person who is, or was at any time, during the Applicable Period, an Executive Officer of the Company. For the avoidance of doubt, a Covered Person may include a former Executive Officer that left the Company, retired, or transitioned to an employee role (including after serving as an Executive Officer in an interim capacity) during the Applicable Period.

“Effective Date” means December 1, 2023.

“Executive Officer” means the Company’s president, principal executive officer, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person (including an officer of the Company’s parent(s) or subsidiaries) who performs similar policy-making functions for the Company.

“Financial Reporting Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure (including but not limited to, “non-GAAP” financial measures, such as those appearing in the Company’s earnings releases or Management Discussion and Analysis). Stock price and total shareholder return (and any measures derived wholly or in part therefrom) shall be considered Financial Reporting Measures.

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“Recovery Exception” A recovery of Recoverable Incentive Compensation shall be subject to a “Recovery Exception” if the Compensation Committee determines in good faith that: (i) pursuing such recovery would violate the home country law of the jurisdiction of incorporation of the Company where that law was adopted prior to November 28, 2022 and the Company provides an opinion of home country counsel to that effect acceptable to the Company’s applicable listing exchange; (ii) the direct expense paid to a third party to assist in enforcing this Policy would exceed the Recoverable Incentive Compensation and the Company has (A) made a reasonable attempt to recover such amounts and (B) provided documentation of such attempts to recover to the Company’s applicable listing exchange; or (iii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder.

“Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive Compensation does not include any base salaries (except with respect to any salary increases earned wholly or in part based on the attainment of a Financial Reporting Measure performance goal); bonuses paid solely at the discretion of the Compensation Committee or Board that are not paid from a “bonus pool” that is determined by satisfying a Financial Reporting Measure performance goal; bonuses paid solely upon satisfying one or more subjective standards and/or completion of a specified employment period; non-equity incentive plan awards earned solely upon satisfying one or more strategic measures or operational measures; and equity awards that vest solely based on the passage of time and/or attaining one or more non-Financial Reporting Measures. Incentive Compensation includes any Incentive Compensation Received on or after October 2, 2023 pursuant to a preexisting contract or arrangement.

“Received” Incentive Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period.

“Recoverable Incentive Compensation” means the amount of any Incentive Compensation (calculated on a pre-tax basis) Received by a Covered Person during the Applicable Period that is in excess of the amount that otherwise would have been Received if the calculation were based on the Restatement. For Incentive Compensation based on (or derived from) stock price or total shareholder return where the amount of Recoverable Incentive Compensation is not subject to mathematical recalculation directly from the information in the applicable Restatement, the amount will be determined by the Compensation Committee based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive Compensation was Received (in which case, the Company will maintain documentation of such determination of that reasonable estimate and provide such documentation to the Company’s applicable listing exchange).

“Restatement” means an accounting restatement of any of the Company’s financial statements filed with the Securities and Exchange Commission under the Exchange Act, or the Securities Act of 1933, as amended, due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, regardless of whether the Company or Covered Person misconduct was the cause for such restatement. “Restatement” includes any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as “Big R” restatements), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as “little r” restatements).

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